QORVO, INC.

SEVERANCE BENEFITS PLAN
AND
SUMMARY PLAN DESCRIPTION

QORVO, INC.
SEVERANCE BENEFITS PLAN
AND SUMMARY PLAN DESCRIPTION
1.INTRODUCTION AND PURPOSE
1.1     Purpose, Term and Scope
Qorvo, Inc. (the “Company”) has established this Severance Benefits Plan (“Plan”), to assist Eligible Employees of the Company or its subsidiaries whose employment is involuntarily terminated on or after the Effective Date, in connection with changes made by the Company in its configuration, expense structure, and product focus, or who suffer a loss of employment in connection with a Change of Control of the Company with respect to which the Eligible Employee is not provided an opportunity to work for the surviving entity or its affiliates. The benefits described in this Plan apply to an Eligible Employee who becomes a Participant on or after the Effective Date. This Plan supersedes and replaces any previous plan, program, policy, practice or arrangement by which the Company or its subsidiaries may have provided severance benefits to employees wherever located. All prior severance plans, practices or programs, whether formal or informal, providing for severance benefits of any kind to employees of the Company or any of its subsidiaries, which plans, practices or programs have not previously terminated by their terms or otherwise, are hereby terminated as of the Effective Date of this Plan.
This description of the Plan shall serve as both the Plan Document and the Summary Plan Description. It explains eligibility, exclusions, benefits and administration of the Plan. Any questions about the Plan and its operation should be directed to the Plan Administrator.
1.2     Source of Funding
The Plan is an unfunded employee welfare plan as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”). Benefits will be paid from the general assets of the Company if and when such benefits are owed. No Employee or any other person shall have any rights to or interest in any specific assets or accounts of the Company or any of its subsidiaries by reason of this Plan.
2.    PARTICIPATION IN THE PLAN AND ELIGIBILITY FOR BENEFITS
2.1     Eligibility To Participate
An Employee must meet three basic requirements in order to be an Eligible Employee and thus eligible to participate in the Plan:
A.    The Employee must not be excluded under Section 2.2.
B.    The Employee must be notified in writing by the Company that the Employee is eligible to participate in the Plan and that the Employee’s employment is being terminated on or after the Effective Date because the Employee’s position is or will be eliminated by the Company in connection with changes in its configuration and product focus or in connection with the Change of Control of the Company.

C.    A Disqualifying Event must not occur with respect to the Employee.
2.2    Exclusion from Eligibility to Participate
An Employee who has an individual agreement providing for severance benefits shall not be eligible to participate in this Plan; provided, however, that such an Employee may become eligible to participate in this Plan and become eligible to receive benefits under this Plan if he or she irrevocably waives, in writing, all rights to severance benefits under the individual agreement. No Employee shall be eligible for benefits under both this Plan and any other plan or agreement.
2.3    Notice Date and Designated Separation Date
A.    The date on which the notice described in Section 2.1.B above is given shall be the “Notice Date.” The notice shall provide the date designated by the Company for termination of the Employee’s employment, which date shall be the “Designated Separation Date.” The Notice Date and the Designated Separation Date may be the same date. In the event the Company designates a Designated Separation Date later than the Notice Date, the period between the Employee’s Notice Date and Designated Separation Date shall be the Employee’s “Notice Period,” and shall be such period determined by the Company in its sole discretion, subject to any notice period required by applicable law. In the event an Employee’s employment is terminated prior to the Designated Separation Date, the Employee’s Notice Period will end on his or her actual Termination Date. In the event any notice period is required by applicable law, including the Worker Adjustment and Retraining Notification Act (“WARN”) or any other force reduction or plant closing law which requires the Company to give advance notice of termination due to layoff, reduction in force, plant or facility closing, or any other similar event or reason, any Notice Period provided under this Plan shall be deemed to run concurrently with any notice period required under applicable law.
B.    In the event the Company designates a Designated Separation Date later than the Notice Date, during the Notice Period, (a) the Employee will continue to be employed by the Employer; (b) provided and to the extent the Employee is actively at work or available for and reports to work as requested during the Notice Period, the Employee will receive his or her regular salary and benefits, including accrual of PTO and flex time under standard Company policies applicable to all Employees generally; and (c) the Employee will be provided with reasonable time off to seek another position within the Company or elsewhere. At the sole discretion of the Company, the Employee may be excused from reporting to work for some or all of the Notice Period but shall at all times be available to report to work as requested during the Notice Period. An Employee who fails to report to work upon request during the Notice Period and who is not entitled to leave under Company policy will be deemed to have voluntarily terminated his or her employment with the Company on the date he or she fails to report to work as requested, as of which date the pay and benefits described in clause (b) of this Section 2.3.B shall terminate, and the Employee will lose eligibility for benefits under this Plan.
2.4    Disqualifying Events
An Employee who is notified that he or she is eligible to participate in this Plan will cease to be eligible to participate in the Plan upon a Disqualifying Event, notwithstanding such notification of eligibility to participate or such Employee’s execution of an Agreement of Release and Waiver, and such Employee, upon such Disqualifying Event, shall not be eligible for benefits under this Plan. Such Disqualifying Events are as follows:
A.    The Employee is offered or placed in another position which position the Company has determined, in the Company’s sole discretion, to be of similar or greater base salary and within 100 miles of the facility to which the Employee was assigned immediately prior to his or her Notice Date, with the Company or a subsidiary of the Company, or with the surviving entity or its affiliates following a Change of Control of the Company (a “Comparable Position”), whether or not the Employee accepts the offer;
B.    The Employee is offered and accepts another position with the Company or a Company subsidiary, or with the surviving entity or its affiliates following a Change of Control of the Company, regardless of salary or location;
C.    The Employee voluntarily terminates his or her employment with the Company after his or her Notice Date and prior to his or her Designated Separation Date and prior to having completed any transition of work responsibilities assigned to the Employee; provided, however, that it shall not be a Disqualifying Event for an Eligible Employee who is not assigned transition of work responsibilities or who completes such responsibilities to voluntarily terminate his or her employment prior to his or her Designated Separation Date with the written consent of the Company; or
D.    The Employee is terminated from his or her employment with the Company for Cause, or the Employee has engaged in conduct described below as constituting Cause, regardless of whether such conduct occurs or is discovered before or after the Notice Date or the Designated Separation Date. For purposes of this Plan, “Cause” means, unless the Administrator determines otherwise, Employee’s termination of employment or service resulting from the Participant’s (A) dishonesty; (B) failure to perform his duties for the Company; or (C) engaging in fraudulent conduct or conduct that could be materially damaging to the Company without a reasonable good faith belief that such conduct was in the best interest of the Company. The determination of “Cause” shall be made by the Administrator and its determination shall be final and conclusive. Without in any way limiting the effect of the foregoing, for purposes of the Plan, an Employee’s employment or service shall be deemed to have terminated for Cause if, after the Employee’s employment or service has terminated, facts and circumstances are discovered that would have justified, in the opinion of the Administrator, a termination for Cause.
2.5    Eligibility for Plan Benefits
A Participant must meet all of the following requirements in order to become eligible to receive benefits under the Plan:
A.    The Participant must cooperate at a level acceptable by the Company in the transition of work responsibilities, as determined necessary by the Company.
B.    The Participant must execute an Agreement of Release and Waiver acceptable to the Plan Administrator as a condition to receiving benefits under the Plan, and within the period provided in the form of Agreement of Release and Waiver provided by the Plan Administrator (and in any case no later than 45 days following the Termination Date), with the irrevocable effect of releasing the Company, any Company subsidiary or affiliate, and certain related parties from all claims, as further described in Part 3, which Agreement of Release and Waiver must be received in the Human Resources Department of the Company no later than the date and time specified therein.
C.    In the event, as of the Termination Date, the Participant owes any debt to the Company, the Participant must execute a reduction and setoff agreement for the reduction of the Participant’s Cash Severance Benefit by the amount of any such debt.
3.    SEVERANCE BENEFITS AND RELEASE REQUIREMENT
3.1    Severance Benefits Payable Under the Plan
A.    Cash Severance Benefit. The Company will provide each Participant who satisfies the conditions for eligibility for benefits set forth in Section 2.5 with a cash severance benefit, in the form of a single lump-sum severance benefit equal to 2 weeks of the Participant’s Current Weekly Base Pay plus 1 additional week of the Participant’s Current Weekly Base Pay for each Year of Service, with a maximum benefit equal to 26 weeks of Current Weekly Base Pay (the “Cash Severance Benefit”).
B.    WARN Setoff. To the extent that any federal, state or local law, including, without limitation, WARN and any other force reduction or so-called “plant closing” law requires the Company to give advance notice to a Participant because of that Participant’s involuntary termination due to layoff, reduction in force, plant or facility closing, sale of business, change of control, or any other similar event or reason, in the event the Participant’s Termination Date occurs prior to the end of the applicable statutory notice period and any pay in lieu of notice is required to be paid by the Company to the Participant under WARN (or such similar state or local law), then the Participant’s Cash Severance Benefit provided under this Plan shall be reduced by the amount of such pay in lieu of notice, but not to less than 2 weeks of Current Weekly Base Pay.
C.    Tax Withholding. All Cash Severance Benefits payable under the Plan to a Participant shall be subject to any applicable federal, state or local tax withholding at the supplemental rate.
D.    Debt Setoff. The after-tax amount of any Cash Severance Benefits payable under the Plan to a Participant shall be subject to reduction by any amount the Participant owes to the Company as of the Termination Date, to the extent such reduction is permitted under applicable law
E.    Form and Time of Payment of Cash Severance Benefit. The Cash Severance Benefit payable to a Participant will be paid in the form of a lump sum as soon as practicable, and generally with the next Company payroll cycle following the later of (a) the Participant’s Termination Date or (b) the effective date of the Participant’s Agreement of Release and Waiver. In no event will a Cash Severance Benefit be paid to a Participant who is age 40 or over until after the expiration of the 7-day revocation period (following execution of the Agreement of Release and Waiver by such Participant) provided under the Older Workers’ Benefit Protection Act, or at any time in the event such Participant revokes the Agreement of Release and Waiver with respect to claims under the Age Discrimination in Employment Act during the revocation period provided under that Act.
3.2    Purpose and Effect of the Release; Form of Release

An Employee who executes an Agreement of Release and Waiver agrees, to the extent permitted by law, not to file a lawsuit, complaint or other claim concerning his or her employment against the Company, any Company affiliate or subsidiary and other related parties identified in the Agreement of Release and Waiver. Employees who are 40 years of age or over shall have at least 45 days to consider whether to sign the Release and a 7-day period to revoke the Release, as specifically set forth in the form of Release. If an Employee does file a lawsuit, complaint or other claim asserting any claim or demand within the scope of the Release, the Company shall retain all rights and benefits of the Release and in addition, shall be entitled to cancel any and all future obligations of the Company under the Release and, to the full extent permissible under applicable law, to recoup the value of any Cash Severance Benefit paid under the Plan and the cost of all other Company-paid benefits provided under the Plan, together with the Company’s costs and attorneys’ fees.
A fully completed Agreement of Release and Waiver is required in order for an Employee to be eligible to receive Severance Benefits under the Plan. To be fully completed, the Agreement of Release and Waiver must be signed by the Employee and by an individual employed by the Company in a position of manager or higher level in the Company’s Human Resources Department.
4.    GENERAL PROVISIONS
4.1    Plan Administrator
The Administrator will have full power to administer the Plan in all of its details. For this purpose the Administrator’s power will include, but will not be limited to, the following authority:
A.    To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan or required to comply with applicable law;
B.    To interpret the Plan, its interpretation thereof in good faith to be final and conclusive on all persons;
C.    To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;
D.    To compute the amount of benefits that will be payable to any Participant in accordance with the provisions of the Plan;
E.    To authorize the payment of benefits;
F.    To keep such records and submit such filings as may be required under applicable law;
G.    To appoint such agents, counsel, accountants and consultants as may be required to assist in administering the Plan; and
H.    By written instrument, to allocate and delegate its fiduciary responsibilities in a prudent manner consistent with the best interests of the Plan Participants.

4.2    Right To Amend or Terminate
The Company reserves the power at any time to modify, amend, or terminate (in whole or in part) any or all of the provisions of the Plan, effective at such date as the Company shall determine. Any Plan amendment shall be adopted by action of the Company’s Board of Directors or by a corporate officer or officers authorized by the Board to act on behalf of Company in such matters. However, no such amendment, modification, termination or discontinuance shall have the effect of reducing the amount of a Participant’s Plan benefit, or deferring the time at which Plan benefits shall be paid to a Participant pursuant to the terms of the Plan, for any Participant who has executed and delivered to the Company a Severance and Release Agreement prior to the date of the Board resolution or executive action effecting such amendment, modification, termination or discontinuance.
4.3    Funding and Expenses
The cash severance benefits provided under the Plan shall be payable solely from the general assets of the Company. The Company shall have no obligation to set aside any funds in a separate account or trust for purposes of funding the benefits provided under the Plan. Benefits provided in the form of continued coverage under group insurance policies are provided by the applicable insurance carrier, and the Company shall have no responsibility for such benefits other than payment of the applicable premium cost as provided under this Plan. Expenses of operating and administering the Plan shall be borne entirely by the Company
4.4    Governing Law
The provisions of the Plan shall be construed, administered and enforced according to ERISA and, to the extent not preempted, by the laws of the State of North Carolina without application of its conflict of laws principles.
4.5    Addresses, Notice, Waiver of Notice
Each Participant must have on file with the Human Resources Department his or her current mailing address. Any communications, statements or notices addressed to such a person at his last mailing address as filed with the Human Resources Department will be binding upon such person for all purposes of the Plan.
4.6    Severability
If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal and invalid provisions had never been part of the Plan.
4.7    Voluntary Plan
The adoption of this Plan is purely voluntary on the part of the Company and shall not be deemed to constitute a contract between the Company, any Employee, Participant or other person not within the employ of the Company, or to be a consideration for, or an inducement or condition of, the employment of any Employee, Participant or other person, or to give any right to be retained in the employ of the Company, or to interfere with the right of an Employee to quit at any time, or to interfere with the right of the Company to discharge any Employee or other person at any time. Employment at the Company is Employment At-Will, and the adoption of this Plan shall not be construed as altering any employee’s at-will status or requiring cause or notice by the Company or the Employee to terminate the employment.
4.8    Plan Communications
No communications in connection with the Plan made by an Employee shall be effective unless duly executed on an appropriate form provided or approved by, and filed with, the Administrator.
5.    CLAIMS PROCEDURE
5.1    Initial Benefit Claim Procedure
If a claim for benefits under the Plan is denied in whole or in part, the claimant will be notified by the Administrator within 90 days of the date the claim is delivered to the Administrator. If the Administrator determines that an extension of time for processing the claim is required, written notice of the extension shall be furnished to the claimant prior to the expiration of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of the initial 90-day period. The notification will be written in understandable language and will state: (a) specific reasons for denial of the claim, (b) specific references to Plan provisions on which the denial is based, (c) a description (if appropriate) of any additional material or information necessary for the claimant to perfect the claim, and (d) an explanation of the Plan’s claims review procedure.
5.2    Time Limit for Submission of Initial Claim for Benefits
No claim for Plan benefits shall be valid unless it is submitted in writing to the Plan Administrator within 90-days following the receipt or denial of the disputed benefit. Any person who is denied Plan benefits at the termination of his or her employment and who feels he or she is entitled to Plan benefits must file a written claim for Plan benefits within 90 days following the date of his or her termination of employment.
5.3    Review of Claims Denials
Within 60 days after a claim has been denied, the claimant or his or her authorized representative may make a request for a review by submitting to the Administrator a written statement: (a) requesting a review of the denial of the claim, (b) setting forth all of the grounds upon which the request for review is based and any facts in support thereof; and (c) setting forth any issues or comments which the claimant deems relevant to the claim. The claimant may, in addition to written comments, submit documents, records, and other information relating to the claim for benefits. The claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits. A document, record or other information shall be considered “relevant” to the claim if the document, record or other information (i) was relied upon in making the benefit determination; (ii) was submitted, considered or generated in the course of making the benefit determination, without regard to whether it was relied upon in making the benefit determination; or (iii) if it demonstrates the Administrator’s compliance with administrative processes and safeguards.

The Administrator shall make a decision on review within 60 days after the receipt of the claimant’s request for review by the Plan, unless the Administrator determines that special circumstances require an extension of time for processing the review. If the Administrator determines an extension of time is required, written notice of the extension shall be furnished to the claimant prior to termination of the initial 60-day period for review of the claim. In no event shall such extension exceed a period of 60 days from the end of the initial period for review of the claim. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to make its determination and review.
The Administrator shall provide the claimant with written or electronic notification of the determination on review. Any electronic notification shall comply with Department of Labor regulations regarding such matters. An adverse benefit determination shall set forth (a) the specific reason(s) for the adverse determination; (b) reference to the specific Plan provisions on which the benefit determination is based; (c) a statement the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records and other information relevant to the claimant’s claim for benefits; and (d) a statement that, having exhausted the Plan’s claims procedures, the claimant has the right to file suit in court under ERISA Section 501(a) to pursue a benefit claim under this Plan.
5.4    Your Rights Under ERISA
As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (“ERISA”). ERISA provides that all Plan Participants shall be entitled to:

•	Examine, without charge, at the Plan Administrator’s office, all documents governing the Plan, including this document.

•	Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan. The Administrator may make a reasonable charge for the copies.
In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “Fiduciaries,” have a duty to do so prudently and in the interests of you and other Plan Participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.
If your claim for benefits is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision, without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For example, if you request a copy of Plan documents and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court, except as otherwise provided in this Plan. If it should happen that Plan Fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the United States Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees; for example, if it finds your claim is frivolous.
If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration (formerly known as the Pension and Welfare Benefits Administration), United States Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Ave., N.W., Washington, DC 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the Publications Hotline of the Employee Benefits Security Administration.
6.    DEFINITIONS
The following terms shall have the following meanings when used in this Plan:
6.1     “Administrator” or “Plan Administrator” means the person(s) appointed by the Company to oversee the operation of the Plan. If no such person is appointed, the Company shall be the Administrator.
6.2     “Agreement of Release and Waiver” means the written document that the Participant must execute in order to receive benefits under the Plan.
6.3    “Board” means the Board of Directors of the Company.
6.4     “Cash Severance Benefit” is defined in Section 3.1.
6.5     “Cause” is defined in Section 2.4.D.
6.6     “Change of Control” shall be deemed to have occurred on the earliest of the following dates:

A.The date any entity or person shall have become the beneficial owner of, or shall have obtained voting control over, more than fifty percent (50%) of the total voting power of the Company’s then outstanding voting stock;
B.    The date of the consummation of (A) a merger, consolidation or reorganization of the Company (or similar transaction involving the Company), in which the holders of the Common Stock immediately prior to the transaction have voting control over less than fifty percent (50%) of the voting securities of the surviving corporation immediately after such transaction, or (B) the sale or disposition of all or substantially all the assets of the Company; or
C.    The date there shall have been a change in a majority of the Board within a 12-month period unless the nomination for election by the Company’s shareholders of each new Director was approved by the vote of two-thirds of the members of the Board (or a committee of the Board, if nominations are approved by a Board committee rather than the Board) then still in office who were in office at the beginning of the 12-month period.
For the purposes of clarity, a transaction shall not constitute a Change of Control if its principal purpose is to change the state of the Company’s incorporation, create a holding company that would be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction or is another transaction of other similar effect.
The Administrator shall have full and final authority, in its discretion to determine whether a Change of Control of the Company has occurred, the date of the occurrence of such Change of Control and any incidental matters relating thereto.
6.7     “Company” means Qorvo, Inc.
6.8     “Comparable Position” is defined in Section 2.4.A.
6.9     “Current Weekly Base Pay” means an Employee’s weekly rate of regular pay, determined by dividing his or her annualized pay as of the Employee’s Termination Date by 52. Current Weekly Base Pay for purposes of this Plan does not include bonus pay, incentive awards, overtime, shift differential, employee benefits, or other fringe or incidental compensation.
6.10     “Designated Separation Date” is the date defined in Section 2.3A.
6.11     “Disqualifying Event” means an event described in Section 2.4.
6.12    “Effective Date” means January 1, 2015.
6.13    “Employee” means any regular full-time or part-time active Employee of the Employer, as determined by the Employer and reported as a common law employee on the payroll records of the Employer. Employee excludes every other individual, including employees classified as temporary under the Company’s policies, Leased Employees, consultants, and independent contractors (including freelancers), regardless of whether a court or administrative agency subsequently determines that any such individual is a common law employee or should have been so classified during any period such individual provided services to the Employer.

6.14    “Employer” means the Company and any of its subsidiaries.
6.15    “Employment At-Will” means the Employee and the Employer have the right to terminate the employment relationship at any time, with or without cause and with or without notice. Any modification of an Employee’s “at-will” status with the Employer must be in writing and signed by the President and CEO of the Company.
6.16    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and includes regulations promulgated thereunder by the Secretary of Labor.
6.17     “Leased Employee” means an Employee whose services are provided to the Employer under an agreement with an outside leasing company or temporary employment agency to perform work under the direction or control of the Employer, as described in section 414(n) of the Internal Revenue Code of 1986, as amended.
6.18    “Notice Date” means the date the Company provides the notice described in Section 2.1.B to an Employee.
6.19    “Notice Period” means the period defined in Section 2.3B.
6.20    “Participant” means an Eligible Employee who satisfies the requirements of Section 2.1 and who is not excluded from participation under this Plan under Section 2.2 until such time as such Employee has a Disqualifying Event as described in Section 2.5 and thereby loses all eligibility for benefits under this Plan.
6.21    “Termination Date” means the date an Eligible Employee’s employment with the Employer is terminated.
6.22    “Year of Service” means each full and partial year of service, rounded to the nearest completed week of service, beginning on the Employee’s date of hire and each anniversary thereof, determined as of the Employee’s Termination Date. In computing Years of Service for purposes of this Plan, all service credited under the Company benefit plans count, including service with a predecessor employer acquired by the Company which service is recognized for purposes of the Company benefit plans. Notwithstanding the foregoing, service taken into account for purposes of any prior severance payment under any plan, arrangement, program or policy of the Company or a predecessor employer shall not be taken into account in determining benefits payable under this Plan.
7.    IDENTIFYING DATA
The following information identifies individuals who have responsibilities under this Plan. This heading also includes ERISA-required identification information with respect to the Plan itself.

Name of Plan:	Qorvo, Inc. Severance Benefits Plan
Sponsoring Employer:	Qorvo, Inc. 7628 Thorndike Road Greensboro, NC 27409 Tel: 336-931-7266
Federal Tax ID Number:	46-5288992
Plan Administrator:	Qorvo, Inc. 7628 Thorndike Road Greensboro, NC 27409 Tel: 336-931-7266
Basis On Which Plan Records Are Kept:	Plan Year ending each December 31
Type Of Plan:	Unfunded ERISA Welfare Benefit Severance Plan
Plan Number:	501
Agent For Service Of Process:	Vice President, Human Resources Qorvo, Inc. 7628 Thorndike Road Greensboro, NC 27409 Tel: 336-931-7266

8.    EXECUTION OF PLAN
IN WITNESS WHEREOF, this instrument, evidencing the terms of the Qorvo, Inc. Severance Benefit Plan, is adopted as of the Effective Date.

QORVO, INC.

By: _/s/ Robert A. Bruggeworth___________
Name: Robert A. Bruggeworth
Title: President and Chief Executive Officer